EXHIBIT (h)(5)(iii)

SCHEDULE A

LIST OF PORTFOLIOS and CLASSES

Metropolitan West Total Return Bond Fund – Class M

Metropolitan West Total Return Bond Fund – Class I

Metropolitan West Low Duration Bond Fund – Class M

Metropolitan West Low Duration Bond Fund – Class I

Metropolitan West High Yield Bond Fund – Class M

Metropolitan West High Yield Bond Fund – Class I

Metropolitan West Intermediate Bond Fund – Class M

Metropolitan West Intermediate Bond Fund – Class I

Metropolitan West AlphaTrak 500 Fund

Metropolitan West Strategic Income Fund – Class M

Metropolitan West Strategic Income Fund – Class I

As Amended May 19, 2003